Exhibit 10.30

AGREEMENT

THIS AGREEMENT (“Agreement”) is made this ___ day of November 2005

BY AND BETWEEN:

DIGITAL YOUTH NETWORK INC., a corporation continued under the federal laws of Canada with an address of Suite 302, 1040 Hamilton Street, Vancouver B.C. V6B 2R9

(“DY”)

AND:

THE CALGARY HERALD NEWSPAPER, a division of CanWest MediaWorks Publications Inc., with an address at 215 – 16th Street SE, Calgary, AB T2E 7P5.

(“CH”)

RECITALS:

A.	DY is engaged in the business of developing and executing upon marketing and advertising campaigns that integrate traditional media with SMS text messaging;
B.	CanWest MediaWorks Publications Inc., owns and publishes the Calgary Herald newspaper (the “Herald”) in Calgary, Alberta;
C.	DY has created a full color page presentation (the “DY Mobile on Demand page”) for publication in the Calgary Herald newspaper on the terms and conditions hereinafter set forth;
D.	CH desires to publish the DY Mobile on Demand page in the Calgary Herald newspaper on the terms and conditions hereinafter set forth.

NOW, THEREFORE, for and in consideration of the premises and for other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties hereto do hereby agree as follows:

1.	Recitals

The Recitals set forth above are acknowledged to be true and correct.

2.	Artwork

(a)

Subject to CH’s right of review and approval, DY shall have the exclusive right to establish the content and design of, and to sell advertising/sponsorship space on or with respect to, the DY Mobile on Demand page. Unless CH requests otherwise, the CH logo must be included within all DY Mobile on Demand pages with reasonable prominence. DY Mobile on Demand pages must be supplied to the Calgary Herald, for approval purposes only, a minimum of ten (10) business days prior to the scheduled insertion date(s).

(b)

DY shall deliver to CH, at DY’s sole cost and expense, the design, content and all print-ready artwork necessary for publication of the DY Mobile On Demand page(s) for each Sunday during the Pilot Term and, if applicable, any Extension Term (as these terms are defined in Section 5 of this Agreement) on or before the close of business on the Monday of the previous week, beginning Monday, November 21, 2005 (for Sunday, November 27th, 2005).

3.	Publication

During the Term, and provided that CH has timely received the design, content and print-ready artwork as contemplated in Section 2(b), above, CH shall publish, at its sole cost and expense, the DY Mobile on Demand page in the immediately following Sunday edition of the Calgary Herald newspaper Entertainment section (i.e., for the Sunday following the Monday receipt). Both parties agree that section, position, colour, and date cannot be guaranteed for promotional inventory, however, CH will try to ensure placement as requested whenever possible. The DY Mobile on Demand page will be formatted in a different font from that of the Herald, and will be clearly marked at the top of the page as “Advertising Feature”. The DY Mobile on Demand page must comply with all of CH's business, editorial and advertising standards and policies as CH establishes from time to time in its discretion. DY shall only use the DY Mobile on Demand page for the purposes of generating revenue under this Agreement.

4.	Revenue
(a)

CH and DY shall share equally in all Advertising Revenues, Mobile Content Revenues, and all SMS Revenues (as such terms are hereinafter defined). DY shall pay to CH 50% of all Advertising Revenues, Mobile Content Revenues and SMS Revenues. Please refer to Schedule A for revenue examples.

(b)

For all purposes in this Agreement, the term “Advertising Revenue” shall mean all revenue received by DY that is generated during the Pilot Term and, if applicable, any Extension Term from the sale by DY of advertising space on the DY Mobile on Demand page and revenue relating to any sponsorship.

(c)

"Mobile Content Revenues" means all revenue received by DY relating to the sale of any content or service including from the sale of ringtones. Any amounts paid to any third party for providing such content or services, such as royalties paid to Universal Music Inc. and other artists for ringtones, shall not be included in Mobile Content Revenues. The goal for Mobile Content Revenue is $9,500 per week.

(d)

For all purposes in this Agreement, the term “SMS Revenue” shall mean (i) all revenue received by DY, directly (or indirectly through an aggregator) from cellular service carriers that is generated during the Term, from carriers’ SMS text message charges to consumers for text messages sent by consumers in response to advertisements displayed on the DY Mobile on Demand page and (ii) all revenue received by DY from any party which relates to that party receiving these SMS text messages.

(e)

DY shall remit to the CH Marketing Department, CH’s share of Advertising Revenues, Mobile Content Revenues and SMS Revenues within fifteen (15) days after receipt thereof by DY. Within 15 days of the end of each calendar month, DY shall deliver to CH a detailed report setting out CH's share of revenue for the previous month, including a detailed breakdown of the amount of the revenue generated from each source.

(f)

DY shall keep complete and accurate records of all revenue and all other information appropriate to the determination of all amounts payable hereunder. Such records shall be open to inspection and audit by CH or its duly authorized representatives, by appointment, during regular business hours. In the event that DY has underpaid CH any amount, as determined by such audit, DY shall immediately pay CH the total of the underpayment, plus interest at a rate of 1.5% per month from the time such payment should have been made. Additionally, in the event of an underpayment, DY shall pay CH the actual cost of the audit at which the underpayment is determined. Given that DY is in sole custody of all relevant information, it shall be DY's obligation to prove that any particular item of revenue that it earns should not be shared in accordance with this Agreement.

5.	Term and Termination
(a)	This Agreement shall be for an initial sixteen-week term (the “Pilot Term”) beginning Sunday, November 27, 2005 and ending 12:01 a.m. on Monday, March 13, 2006.
(b)

Upon the expiration of the Pilot Term, this Agreement shall automatically be renewed for a subsequent period of fifty-two weeks (“Extension Term”) unless either party gives prior written notice to the other party that they do not want to renew not less than two full calendar weeks prior to the expiration of the Pilot Term. In order for the Calgary Herald to evaluate the promotion, and therefore determine whether or not to renew for the Extension Term, DY must provide the Calgary Herald with a summary report including the number of ringtones sold, as well as the revenue breakdowns, for the first eight (8) weeks of the program prior to January 31, 2006.

(c)	Any reference in this Agreement to the “Term” shall mean either the Pilot Term or any Extension Term or both, as the context may require.
(d)

CH shall have the right to terminate this Agreement if DY breaches, fails to observe or perform any obligation set out in this Agreement, including failure to pay any amount hereunder when due, and in the event DY fails to remedy such default within fourteen (14) days of written notice thereof from CH this Agreement shall automatically terminate.

(e)	Notwithstanding the termination or expiration of this Agreement for any reason, the provisions of Section 4 shall survive.
6.	Amendments/Alterations

Except as herein otherwise provided, no subsequent alteration, amendment, change, or addition to this Agreement will be binding upon the parties hereto unless reduced to writing and signed by the parties. No waiver by any party of any breach of any of the covenants, provisos, conditions, restrictions or stipulations herein contained shall take effect or be binding upon that party unless agreed to in writing by that party and any waiver so given shall extend only to the particular breach so waived and shall not limit or affect any rights with respect to any other or future breach.

7.	Assignment

This Agreement and the rights, duties, and obligations of any party hereunder will not be assigned by any party hereto without the prior written consent of the other, which consent will not be unreasonably withheld or delayed.

8.	Counterparts

This Agreement may be executed in several counterparts, each of which will be deemed to be an original and all of which will together constitute one and the same instrument.

9.	Currency

Unless otherwise provided, all dollar amounts referred to in this Agreement are in lawful money of Canada.

10.	Electronic Means

Delivery of an executed copy of this Agreement by electronic facsimile transmission or other means of electronic communication capable of producing a printed copy will be deemed to be execution and delivery of this Agreement as of the date set forth on page one of this Agreement.

11.	Entire Agreement

There are no representations, warranties, collateral agreements, or conditions except as herein specified.

12.	Enurement

This Agreement will enure to the benefit of and be binding upon the parties and their respective successors and permitted assigns.

13.	Notices

Any notice required or permitted to be given to any of the parties to this Agreement will be in writing and may be given by electronic facsimile transmission or other means of electronic communication capable of producing a printed copy to the address of such party first above stated or such other address as any party may specify by notice in writing to the other party and any such notice will be deemed to have been given and received by the party to whom it was addressed if by facsimile or other electronic communication, on successful transmission, or, if delivered, on delivery.

14.	Proper Law

This Agreement will be governed by and construed in accordance with Alberta law.

DIGITAL YOUTH NETWORK INC.

Per:
Authorized Signatory

CALGARY HERALD, A DIVISION OF CANWEST MEDIAWORKS PUBLICATIONS INC.

Per:
Authorized Signatory

Schedule “A”

Revenue Generation Examples

It is expected that the retail price for TrueTones will be $3.50. Only TELUS Mobility subscribers will have access to TrueTones at launch. Bell Mobility subscribers will have access shortly thereafter, and Rogers/Fido customers in January 2006. It is expected that 11.5% of this will be paid to SOCAN for artist royalties, 36% will be paid to Universal Music Inc. and 7.5% will be paid to Impact Mobile for content hosting, delivery, and customer service. TELUS Mobility has agreed to 30% for delivery and billing. Therefore, the Mobile Content Revenue from this example is 15% or $0.525 per TrueTone (for TELUS subscribers only), which will be split equally. DY is in discussions with other content owners to potentially use Mobile on Demand to sell non-music content. This includes NHL player images for screensavers, mobile games, etc. DY will strive to ensure that all revenue sharing agreements related to mobile content result in a Mobile Content Revenue equal to 15% of retail charges, and will not enter into any content revenue sharing agreement without first discussing it with the Calgary Herald.

For clarity, the parties acknowledge that SMS Revenue consists of only 50% of the retail charges for SMS text messaging; the balance of 50% is deducted by the cellular service carriers and any participating aggregators before payment of SMS Revenue to DY. Premium messaging rates vary from $0.50 to $2.00 depending on the program. DY traditionally charges consumers $0.50 for contest entries, or for content such as jokes, horoscopes, etc.